Exhibit 10.2
TAX MATTERS AGREEMENT
by and among
ITT CORPORATION,
XYLEM INC.,
and
EXELIS INC.
Dated as of               , 2011

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND INTERPRETATION	2

Section 1.1 Definitions	2
Section 1.2 References; Interpretation	11
Section 1.3 Effective Time	11

ARTICLE II PREPARATION AND FILING OF TAX RETURNS	12

Section 2.1 Responsibility of ITT to Prepare and File Tax Returns	12
Section 2.2 Responsibility of Parties to Prepare and File Covered Water Separate U.S. Income Tax Returns and Covered Defense Separate U.S. Income Tax Returns	12
Section 2.3 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns	14
Section 2.4 Time of Filing Tax Returns; Manner of Tax Return Preparation	14
Section 2.5 Costs and Expenses	14

ARTICLE III RESPONSIBILITY FOR PAYMENT OF TAXES	15

Section 3.1 Responsibility of ITT for Taxes	15
Section 3.2 Responsibility of Defense for Taxes	15
Section 3.3 Responsibility of Water for Taxes	15
Section 3.4 Timing of Payments of Taxes	16

ARTICLE IV REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS	16

Section 4.1 Refunds	16
Section 4.2 Carrybacks	16
Section 4.3 Amended Tax Returns	16

ARTICLE V DISTRIBUTION TAXES	17

Section 5.1 Liability for Distribution Taxes	17
Section 5.2 Definition of Fault	17
Section 5.3 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period	18
Section 5.4 IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency	19
Section 5.5 Timing of Payment of Taxes	19

ARTICLE VI GAIN RECOGNITION AGREEMENTS	19

Section 6.1 Gain Recognition Agreement Compliance	19

i

ii

Schedules

Schedule 1.1(6)	List of ATOB Entities
Schedule 1.1(27)	List of Distributions
Schedule 1.1(88)	List of Section 355 Entities
Schedule 6.1	List of GRAs

iii

TAX MATTERS AGREEMENT
     THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the            day of         , 2011, by and among ITT Corporation, an Indiana corporation (“ITT”), Xylem Inc., an Indiana corporation (“Water”), and Exelis Inc., an Indiana corporation (“Defense”). Each of ITT, Water, and Defense is sometimes referred to herein as a “Party” and collectively, as the “Parties”.
WITNESSETH:
     WHEREAS, ITT, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Water Business (as defined herein), (ii) the Defense Business (as defined herein), and (iii) the ITT Retained Business (as defined herein);
     WHEREAS, the Board of Directors of ITT has determined that it is appropriate, desirable and in the best interests of ITT and its shareholders to separate ITT into three separate, publicly traded companies, one for each of (i) the Water Business, which shall be owned and conducted, directly or indirectly, by Water, (ii) the Defense Business, which shall be owned and conducted, directly or indirectly, by Defense, and (iii) the ITT Retained Business which shall be owned and conducted, directly or indirectly, by ITT;
     WHEREAS, in order to effect such separation, the Board of Directors of ITT has determined that it is appropriate, desirable and in the best interests of ITT and its shareholders (i) to enter into a series of transactions whereby (A) ITT and/or one or more members of the ITT Group will, collectively, own all of the ITT Retained Assets and assume (or retain) all of the ITT Retained Liabilities, (B) Water and/or one or more members of the Water Group will, collectively, own all of the Water Assets and assume (or retain) all of the Water Liabilities, and (C) Defense and/or one or more members of the Defense Group will, collectively, own all of the Defense Assets and assume (or retain) all of the Defense Liabilities and (ii) for ITT to distribute to the holders of ITT Common Stock on a pro rata basis (in each case without consideration being paid by such shareholders) (A) all of the outstanding shares of common stock, par value $.01 per share, of Water (the “Water Common Stock”), and (B) all of the outstanding shares of common stock, par value $.01 per share, of Defense (the “Defense Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);
     WHEREAS, it is the intention of the Parties that each of the contributions of assets to, and the assumption of liabilities by, Water and Defense together with the corresponding distribution of all of the Water Common Stock and the Defense Common Stock, respectively, shall qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, it is the intention of the Parties that each of the distribution of Water Common Stock and Defense Common Stock, respectively, to the shareholders of ITT will qualify as a tax-free under Section 355(a) of the Code to such shareholders and as tax-free to ITT under Section 361(c) of the Code;

     WHEREAS, notwithstanding the implementation of certain internal transactions undertaken preparatory to and in contemplation of aligning and properly capitalizing the Water Business, the Defense Business, and the ITT Retained Business prior to the Distributions, it is the intention of the Parties that the shared responsibility for certain Tax liabilities (including certain Distribution Tax liabilities) be given effect no earlier than and only upon the Effective Time, all as described more fully herein; and
     WHEREAS, in connection with the Plan of Separation, the Parties desire to set forth their agreement on the rights and obligations with respect to handling and allocating Taxes and related matters.
     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          Section 1.1 Definitions . As used in this Agreement, the following terms shall have the following meanings:
     (1) “Active Business” means the business conducted by each of the ATOB Entities as of the applicable distribution date.
     (2) “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of any of the other Parties or their respective Subsidiaries (determined on the same basis).
     (3) “Agreement” has the meaning set forth in the preamble hereto.
     (4) “Ancillary Agreements” has the meaning set forth in the Distribution Agreement.
     (5) “Assets” has the meaning set forth in the Distribution Agreement.
     (6) “ATOB Entities” mean the entities listed on Schedule 1.1(6).
     (7) “Audit” means any audit (including a determination of the status of qualified and non-qualified employee benefit plans), assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

     (8) “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 9.2(a)(i) or (b)(ii).
     (9) “Audit Representative” means the Chief Tax Officer of each Party (or such other officer of a Party that may be designated by that Party’s Chief Financial Officer from time to time).
     (10) “Audit True-Up Date” means fifteen (15) days after the earlier of (i) the date that is ten (10) years following the Distribution Date and (ii) the expiration of all applicable statute of limitations periods for any ITT Federal Income Tax Returns, ITT U.S. State Income Tax Returns, and ITT Non-U.S. Income Tax Returns.
     (11) “Big Four Accounting Firm” means each of Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, and Pricewaterhouse Coopers LLP.
     (12) “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.
     (13) “Change of Control” has the meaning set forth in the Joint Defense Agreement.
     (14) “Claiming Party” has the meaning set forth in Section 11.2(b).
     (15) “Code” has the meaning referred to in the recitals to this Agreement.
     (16) “Covered Defense Separate U.S. Income Tax Returns” means any Defense Separate U.S. Income Tax Return required to be filed (i) for a Pre-Distribution Tax Period, (ii) for a Straddle Tax Period, or (iii) for a Stub Tax Period.
     (17) “Covered Water Separate U.S. Income Tax Returns” means any Water Separate U.S. Income Tax Return required to be filed (i) for a Pre-Distribution Tax Period, (ii) for a Straddle Tax Period, or (iii) for a Stub Tax Period.
     (18) “Defense” has the meaning set forth in the recitals hereto.
     (19) “Defense Assets” has the meaning set forth in the Distribution Agreement.
     (20) “Defense Business” has the meaning set forth in the Distribution Agreement.
     (21) “Defense Common Stock” has the meaning set forth in the recitals hereto.
     (22) “Defense Group” has the meaning set forth in the Distribution Agreement.
     (23) “Defense Separate U.S. Income Tax Return” means any U.S. federal, state, or local Income Tax Return (including any consolidated, combined, unitary, or similar return) (i) that is not an ITT Combined U.S. Income Tax Return and (ii) that Defense or any member of the Defense Group is responsible under applicable Law for filing.
     (24) “Defense Federal Sharing Percentage” means thirty percent (30%).

     (25) “Defense U.S. State Sharing Percentage” means twenty-nine percent (29%).
     (26) “Dispute” has the meaning set forth in Section 13.1.
     (27) “Distribution” or “Distributions” means, individually or collectively:
          (a) the distribution on the Distribution Date to holders of record of shares of ITT Common Stock as of the Distribution Date of the Defense Common Stock and the Water Common Stock owned by ITT, and
          (b) the distributions listed on Schedule 1.1(27).
     (28) “Distribution Agreement” means the Distribution Agreement by and among ITT, Water, and Defense, dated as of      , 2011.
     (29) “Distribution Date” means the date on which the Distributions to holders of record of shares of ITT Common Stock of the Defense Common Stock and the Water Common Stock owned by ITT are effectuated pursuant to the Distribution Agreement.
     (30) “Distribution Sharing Percentages” means, with respect to ITT, twenty-one percent (21%), with respect to Water, forty percent (40%), and with respect to Defense, thirty-nine percent (39%).
     (31) “Distribution Taxes” mean any and all Taxes (a) required to be paid by or imposed on a Party or any of its Affiliates (determined on a “with and without” basis) resulting from, or directly arising in connection with, the failure of the Distributions to qualify under Section 355(a) or (c) of the Code or, if applicable, Section 361(c) of the Code, or the application of Section 355(d) or (e) of the Code to the Distributions (or the failure to qualify under or the application of corresponding provisions of the Laws of U.S. state or local jurisdictions).
     (32) “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.
     (33) “Effective Time” has the meaning set forth in the Distribution Agreement.
     (34) “Fault” has the meaning set forth in Section 5.2.
     (35) “Federal Sharing Percentages” means, with respect to ITT, the ITT Federal Sharing Percentage, with respect to Water, the Water Federal Sharing Percentage, and with respect to Defense, the Defense Federal Sharing Percentage.
     (36) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:
          (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed;

          (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;
          (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or
          (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     (37) “GRA” means any “gain recognition agreement” as such term is used in Treasury Regulations Section 1.367(a)-8 or defined in Treasury Regulations Section 1.367(a)-8T(a)(1)(v), as applicable.
     (38) “Group” means the ITT Group, the Water Group, or the Defense Group.
     (39) “Income Taxes” mean:
          (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and
          (b) all U.S., state, local or non-U.S. franchise Taxes.
     (40) “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.
     (41) “Indemnified Party” means the Party which is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.
     (42) “Indemnifying Party” means the Party which is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.
     (43) “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.
     (44) “IRS Ruling” means the requests submitted to the IRS for all private letter rulings to be obtained by ITT from the IRS in connection with the Plan of Separation, and any supplemental materials submitted to the IRS relating thereto, and the IRS private letter rulings received by ITT with respect to the Plan of Separation.
     (45) “ITT” has the meaning set forth in the preamble of this Agreement.

     (46) “ITT Combined or ITT Separate U.S. Income Tax Return” means (i) any ITT Combined U.S. Income Tax Return and (ii) any ITT Separate U.S. Income Tax Return required to be filed for any Pre-Distribution Tax Period or Straddle Tax Period.
     (47) “ITT Combined U.S. Income Tax Return” means any U.S. federal, state, or local consolidated, combined, unitary or similar Income Tax Return that actually includes, by election or otherwise, one or more members of the ITT Group together with one or more members of either the Water Group or the Defense Group.
     (48) “ITT Common Stock” has the meaning set forth in the Distribution Agreement.
     (49) “ITT Federal Income Tax Return” means any U.S. federal consolidated Income Tax Return that actually includes, by election or otherwise, one or more members of the ITT Group together with one or more members of either the Water Group or the Defense Group.
     (50) “ITT Federal Income Tax Audit” means any Audit of any ITT Federal Income Tax Return.
     (51) “ITT Federal Income Tax Audit Amount” has the meaning set forth in Section 9.3(a).
     (52) “ITT Federal Sharing Percentage” means nineteen percent (19%).
     (53) “ITT Group” has the meaning set forth in the Distribution Agreement.
     (54) “ITT Income Tax Audit Amount” means the sum of the ITT Federal Income Tax Audit Amount, the ITT U.S. State Income Tax Audit Amount, and the ITT Non-U.S. Income Tax Audit Amount.
     (55) “ITT Non-U.S. Income Tax Audit” means any Audit of any ITT Non-U.S. Income Tax Return.
     (56) “ITT Non-U.S. Income Tax Audit Amount” has the meaning set forth in Section 9.3(c).
     (57) “ITT Non-U.S. Income Tax Return” means any Non-U.S. Income Tax Return (including any consolidated, combined, unitary, or similar return) that includes, by election or otherwise, one or more members of the ITT Group and that is required to be filed for any Pre-Distribution Tax Period or Straddle Tax Period.
     (58) “ITT Non-U.S. Sharing Percentage” means eighty-four percent (84%).
     (59) “ITT Retained Assets” has the meaning set forth in the Distribution Agreement.
     (60) “ITT Retained Business” has the meaning set forth in the Distribution Agreement.

     (61) “ITT Retained Liabilities” has the meaning set forth in the Distribution Agreement.
     (62) “ITT Separate U.S. Income Tax Return” means any U.S. federal, state, or local Income Tax Return (including any consolidated, combined, unitary, or similar return) (i) that is not an ITT Combined U.S. Income Tax Return and (ii) that ITT or any member of the ITT Group is responsible under applicable Law for filing.
     (63) “ITT U.S. State Income Tax Audit Amount” has the meaning set forth in Section 9.3(b).
     (64) “ITT U.S. State Income Tax Return” means any U.S. state or local Income Tax Return (including any consolidated, combined, unitary, or similar return) that includes, by election or otherwise, one or more members of the ITT Group required to be filed for any Pre-Distribution Tax Period or Straddle Tax Period.
     (65) “ITT U.S. State Sharing Percentage” means sixty-five percent (65%).
     (66) “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.
     (67) “LIBOR” has the meaning set forth in the Distribution Agreement.
     (68) “Losses” has the meaning assigned to the term “Indemnifiable Losses” in the Distribution Agreement.
     (69) “Majority of the Parties” means the consent of at least two of the Parties.
     (70) “New York Courts” has the meaning set forth in Section 14.14.
     (71) “Non-Income Tax Returns” mean all Tax Returns other than Income Tax Returns.
     (72) “Non-U.S. Income Tax Returns” means all Income Tax Returns required to be filed with any Taxing Authority of any jurisdiction outside the U.S.
     (73) “Non-U.S. Sharing Percentages” means, with respect to ITT, the ITT Non-U.S. Sharing Percentage, and, with respect to Water, the Water Non-U.S. Sharing Percentage.
     (74) “Participating Party” has the meaning set forth in Section 9.2(c)(i).
     (75) “Party” has the meaning set forth in the preamble hereto.
     (76) “Paying Party” has the meaning set forth in Section 11.2(b).

     (77) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.
     (78) “Plan of Separation” has the meaning set forth in the recitals hereto.
     (79) “Post-Distribution Income Tax Returns” mean, collectively, all Income Tax Returns required to be filed by a Party or its Affiliates for a Post-Distribution Tax Period.
     (80) “Post-Distribution Payment Tax Benefit” has the meaning set forth in Section 11.2(b).
     (81) “Post-Distribution Ruling” has the meaning set forth in Section 5.3.
     (82) “Post-Distribution Tax Period” means a Tax period beginning and ending after the Distribution Date.
     (83) “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.
     (84) “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), (i) as a result of which any of the Parties or any of the Section 355 Entities (or any successor thereto) would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates (or any successor thereto) and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties or any of the Section 355 Entities, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party or any of the Section 355 Entities, result in a shift of more than thirty-five percent (35%) of (a) the value of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of such Party or any of the Section 355 Entities as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.
     (85) “Qualified Tax Advisor” means any Big Four Accounting Firm or any law firm of nationally recognized standing.
     (86) “Requesting Party” shall have the meaning set forth in Section 5.3.

     (87) “Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.
     (88) “Section 355 Entities” mean the entities listed on Schedule 1.1(88).
     (89) “Simpson” means Simpson Thacher & Bartlett LLP.
     (90) “Spinco Parties” mean, each individually and collectively, Water and Defense.
     (91) “Straddle Tax Period” means a Tax period beginning before the Distribution Date and ending after the Distribution Date.
     (92) “Stub Tax Period” means a short Tax period beginning immediately following the Distribution Date.
     (93) “Subsidiary” has the meaning set forth in the Distribution Agreement.
     (94) “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.
     (95) “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.
     (96) “Tax Benefit Actually Realized” means with respect to a Party and its Subsidiaries a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Subsidiaries will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Subsidiaries is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis.

     (97) “Tax-Free Status” means the qualification of a Distribution or any other transaction contemplated by the IRS Ruling or any Tax Opinion as a transaction in which gain or loss is not recognized, in whole or in part, and no amount is included in income, including by reason of Distribution Taxes, for U.S. federal, state, and local income tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code).
     (98) “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).
     (99) “Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by Simpson to ITT or any of its Affiliates in connection with the Plan of Separation.
     (100) “Tax Package” means Tax data and information relating to the operations of a Spinco Party and/or its Subsidiaries, the Water Business (in the case of Water), or the Defense Business (in the case of Defense) that is reasonably necessary to prepare and file any ITT Combined or ITT Separate U.S. Income Tax Return, Covered Water Separate U.S. Income Tax Return, or Covered Defense Separate U.S. Income Tax Return, as applicable, and is consistent with the content and format of Tax data and information submitted by Affiliates of Water or Water Business divisions (in the case of Water) or Affiliates of Defense or Defense Business divisions (in the case of Defense) to ITT for Tax Returns (both U.S. and non-U.S.) for Tax periods prior to 2011.
     (101) “Tax Representation Letter” means any letter containing certain representations and covenants issued by ITT or any of its Affiliates to Simpson in connection with the Tax Opinions.
     (102) “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.
     (103) “Transition Services Agreement” has the meaning set forth in the Distribution Agreement.
     (104) “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant Tax Period.
     (105) “Unqualified Tax Opinion” means an unqualified “will” opinion of a Qualified Tax Advisor, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes.
     (106) “U.S.” means the United States.

     (107) “U.S. State Sharing Percentages” means, with respect to ITT, the ITT U.S. State Sharing Percentage, with respect to Water, the Water U.S. State Sharing Percentage, and with respect to Defense, the Defense U.S. State Sharing Percentage.
     (108) "Water” has the meaning set forth in the recitals to this Agreement.
     (109) "Water Assets” has the meaning set forth in the Distribution Agreement.
     (110) "Water Business” has the meaning set forth in the Distribution Agreement.
     (111) "Water Common Stock” has the meaning set forth in the recitals hereto.
     (112) "Water Federal Sharing Percentage” means fifty-one percent (51%).
     (113) "Water Group” has the meaning set forth in the Distribution Agreement.
     (114) "Water Liabilities” has the meaning set forth in the Distribution Agreement.
     (115) "Water Non-U.S. Sharing Percentage” means sixteen percent (16%).
     (116) “Water Separate U.S. Income Tax Return” means any U.S. federal, state, or local Income Tax Return (including any consolidated, combined, unitary, or similar return) (i) that is not an ITT Combined U.S. Income Tax Return and (ii) that Water or any member of the Water Group is responsible under applicable Law for filing.
     (117) "Water U.S. State Sharing Percentage” means six percent (6%).
          Section 1.2 References; Interpretation.
          (a) Terms not otherwise defined herein shall have the meaning ascribed to them in the Distribution Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
          Section 1.3 Effective Time.
          (a) The Parties acknowledge that the Plan of Separation contemplates a series of interrelated and intermediate internal transactions undertaken preparatory to and in contemplation of the Distributions that must be completed prior to the Effective Time in order to align and properly capitalize the Water Business, the Defense Business, and the ITT Retained Business.

          (b) Notwithstanding that these interrelated and intermediate internal transactions must be given effect prior to the Distributions, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.
ARTICLE II
PREPARATION AND FILING OF TAX RETURNS
          Section 2.1 Responsibility of ITT to Prepare and File Tax Returns.
          (a) General. To the extent not previously filed and subject to the rights and obligations of each of the Parties set forth herein, ITT shall prepare or cause to be prepared all (i) Tax Returns required to be filed (taking into account any applicable extensions) on or prior to the Distribution Date, (ii) ITT Combined or ITT Separate U.S. Income Tax Returns, and (iii) ITT Non-U.S. Income Tax Returns. ITT shall file or cause to be filed all such Tax Returns with the applicable Taxing Authority. To the extent any member of the Water Group or the Defense Group could be liable after the Distribution Date for Taxes with respect to such Tax Returns (taking into account any provision under this Agreement), ITT shall be required to prepare such Tax Returns in a manner consistent with the past practice of ITT and its Affiliates (unless otherwise modified by a Final Determination or required by applicable Law). All Tax Returns filed under this Section 2.1 shall be filed in a manner consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. Subject to the foregoing standards, ITT shall have the right with respect to any Tax Return filed under this Section 2.1, to determine: (a) except as provided in Section 11.2(a), the manner in which such Tax Return will be prepared and filed, including the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax item will be reported; (b) whether any extensions may be requested; and (c) except as provided in Section 11.2(a), the elections that will be made by ITT, any member of the ITT Group, any member of the Water Group, or any member of the Defense Group on such Tax Return.
          (b) Tax Package. To the extent not previously provided, Water and Defense shall (at their own cost and expense), to the extent that an ITT Combined or ITT Separate U.S. Income Tax Return includes items of that Party or its Affiliates, the Water Business (in the case of Water), or the Defense Business (in the case of Defense), prepare and provide or cause to be prepared and provided to ITT a Tax Package relating to such Tax Return. Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. In the event a Party does not fulfill its obligations pursuant to this Section 2.1(b), ITT shall be entitled, at the sole cost and expense of such Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such ITT Combined or ITT Separate U.S. Income Tax Return.
          Section 2.2 Responsibility of Parties to Prepare and File Covered Water Separate U.S. Income Tax Returns and Covered Defense Separate U.S. Income Tax Returns.

          (a) General. Subject to the rights and obligations of each of the Parties set forth herein, ITT shall prepare or cause to be prepared all Covered Water Separate U.S. Income Tax Returns and all Covered Defense Separate U.S. Income Tax Returns required to be filed after the Distribution Date. Water shall file or cause to be filed all such Covered Water Separate U.S. Income Tax Returns with the applicable Taxing Authority, and Defense shall file or cause to be filed all such Covered Defense Separate U.S. Income Tax Returns with the applicable Taxing Authority. All such Tax Returns shall be prepared in a manner (i) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (ii) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (iii) consistent with any ITT Combined U.S. Income Tax Returns.
          (b) Tax Package. To the extent not previously provided, Water and Defense shall (at their own cost and expense), prepare and provide or cause to be prepared and provided to ITT a Tax Package relating to any Covered Water Separate U.S. Income Tax Return (in the case of Water) or Covered Defense Separate U.S. Income Tax Return (in the case of Defense). Such Tax Package shall be provided in a timely manner consistent with the past practices of the Parties and their Affiliates. In the event a Party does not fulfill its obligations pursuant to this Section 2.2(b), ITT shall be entitled, at the sole cost and expense of such Party, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Covered Water Separate U.S. Income Tax Return or Covered Defense Separate U.S. Income Tax Return.
          (c) Procedures Relating to the Preparation and Filing of Covered Water Separate U.S. Income Tax Returns and Covered Defense Separate U.S. Income Tax Returns.
               (i) In the case of Covered Water Separate U.S. Income Tax Returns and Covered Defense Separate U.S. Income Tax Returns required to be filed after the Distribution Date, no later than forty-five (45) days prior to the Due Date of each such Tax Return (reduced to twenty (20) days for state or local Tax Returns), ITT shall make available or cause to be made available drafts of such Tax Returns to Water or Defense, respectively. Water or Defense (as the case may be) shall have access to any and all data and information reasonably necessary for the preparation of all such Tax Returns, and ITT and Water or Defense (as the case may be) shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than fifteen (15) days after receipt of such Tax Returns (reduced to five (5) days for state or local Tax Returns), Water shall have a right to object to such Covered Water Separate U.S. Income Tax Return (or items with respect thereto) by written notice to ITT and Defense shall have a right to object to such Covered Defense Separate U.S. Income Tax Return (or items with respect thereto) by written notice to ITT; such written notice shall contain such disputed item (or items) and the basis for its objection.
               (ii) With respect to a Covered Water Separate U.S. Income Tax Return or Covered Defense Separate U.S. Income Tax Return submitted by ITT to another Party pursuant to Section 2.2(c)(i), if the other Party does not object by proper written notice within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2(c)(ii). If a Party does object by proper written notice within such applicable time period, ITT shall reflect such Party’s comments on such Tax Return; provided, however, that ITT shall not be required to reflect comments to the extent such comments are inconsistent with the standards set forth in Section 2.2(a). The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (reduced to two (2) days for state or local Tax Returns) prior to the Due Date for such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.2 (revised to reflect all initially disputed items that the Parties have agreed upon prior to such date).
               (iii) In the event that a Covered Water Separate U.S. Income Tax Return or Covered Defense Separate U.S. Income Tax Return required to be filed after the Distribution Date is filed that includes any disputed item for which proper notice was given pursuant to this Section 2.2(c) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Article XIII. In the event that the resolution of such disputed item (or items) in accordance with Article XIII with respect to a Covered Water Separate U.S. Income Tax Return or Covered Defense Separate U.S. Income Tax Return is inconsistent with such Tax Return as filed, the Party entitled under applicable Law to amend such Tax Return (with cooperation from the other Parties) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Covered Water Separate U.S. Income Tax Return or Covered Defense Separate U.S. Income Tax Return required to be filed after the Distribution Date is adjusted as a result of a resolution pursuant to Article XIII, proper adjustment shall be made to the amounts previously paid or required to be paid by the Parties in accordance with Article III in a manner that reflects such resolution.
          Section 2.3 Responsibility of Parties to Prepare and File Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns. The Party or its Affiliate responsible under applicable Law for filing a Post-Distribution Income Tax Return (other than a Tax Return for a Stub Tax Period), a Non-U.S. Income Tax Return (other than an ITT Non-U.S. Income Tax Return), or a Non-Income Tax Return (in each case required to be filed after the Distribution Date) shall prepare and file or cause to be prepared and filed that Tax Return (at that Party’s own cost and expense). All such Tax Returns shall be filed in a manner (i) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions and (ii) consistent with any ITT Combined U.S. Income Tax Returns.
          Section 2.4 Time of Filing Tax Returns; Manner of Tax Return Preparation. Each Tax Return shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder. Unless otherwise required by a Taxing Authority pursuant to a Final Determination, the Parties hereto shall prepare and file or cause to be prepared and filed all Tax Returns and take all other actions in a manner consistent with (and shall not take any position inconsistent with) any assumptions, representations, warranties, covenants, and conclusions provided by the Parties in connection with the Plan of Separation.
          Section 2.5 Costs and Expenses. Unless otherwise provided in this Agreement, the party responsible for preparing any Tax Return under Section 2.1, 2.2, or 2.3 shall be responsible for the costs and expenses associated with preparing such Tax Returns.

Notwithstanding the foregoing, the external costs and expenses associated with preparing all ITT Combined or ITT Separate U.S. Income Tax Returns, Covered Water Separate U.S. Income Tax Returns, and Covered Defense Separate U.S. Income Tax Returns shall be shared on an equal one-third (1/3) basis by each of the Parties; provided, however, if ITT determines that such shared external costs and expenses are reasonably expected to exceed $1,500,000, then at such time the Chief Executive Officer of ITT shall notify the Chief Executive Officers of each of Xylem and Exelis of such expected overage, and the Parties shall use their good faith efforts to determine within thirty (30) days the amount of the additional shared external costs and expenses that are reasonably necessary for the preparation of such Tax Returns.
ARTICLE III
RESPONSIBILITY FOR PAYMENT OF TAXES
          Section 3.1 Responsibility of ITT for Taxes. Except as otherwise provided in this Agreement, ITT shall be liable for and shall pay or cause to be paid the following Taxes to the applicable Taxing Authority:
          (a) any Taxes due and payable on all Tax Returns required to be filed (taking into account any applicable extensions) on or prior to the Distribution Date;
          (b) any Taxes due and payable on all ITT Combined or ITT Separate U.S. Income Tax Returns;
          (c) any Taxes due and payable on all ITT Non-U.S. Income Tax Returns; and
          (d) any Taxes due and payable on all Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns that ITT is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3.
          Section 3.2 Responsibility of Defense for Taxes. Except as otherwise provided in this Agreement, Defense shall be liable for and shall pay or cause to be paid the following Taxes to the applicable Taxing Authority:
          (a) any Taxes due and payable on all Covered Defense Separate U.S. Income Tax Returns required to be filed after the Distribution Date; and
          (b) any Taxes due and payable on all Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns that Defense is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3.
          Section 3.3 Responsibility of Water for Taxes. Except as otherwise provided in this agreement, Water shall be liable for and shall pay or cause to be paid the following Taxes to the applicable Taxing Authority:
          (a) any Taxes due and payable on all Covered Water Separate U.S. Income Tax Returns required to be filed after the Distribution Date; and

          (b) any Taxes due and payable on all Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns that Water is required to file or cause to be filed with such Taxing Authority pursuant to Section 2.3.
          Section 3.4 Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.
ARTICLE IV
REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS
          Section 4.1 Refunds.
          (a) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with Article III, Article V, or Article VI; provided, however, that (i) any refunds of Taxes (other than Taxes for which a Party is responsible pursuant to Article V or Article VI) received in connection with any ITT Federal Income Tax Audit, an ITT U.S. State Income Tax Audit, or ITT Non-U.S. Income Tax Audit by a member of the ITT Group for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)) shall be treated as reducing the ITT Federal Income Tax Audit Amount, ITT U.S. State Income Tax Audit Amount, or ITT Non-U.S. Income Tax Audit Amount, as applicable (but only to the extent that a member of the ITT Group is entitled to retain such refund after application of clause (ii) below) and (ii) the Party that receives such refund shall make payments to the other Parties in accordance with their Federal Sharing Percentages, U.S. State Sharing Percentages, or Non-U.S. Sharing Percentages, as applicable, to reflect the their prior liability, if any, for additional Taxes under Section 9.3.
          (b) Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VIII.
          Section 4.2 Carrybacks. The Spinco Parties agree and will cause their Subsidiaries not to carry back any Tax Attribute for any taxable period ending after the Distribution Date to an ITT Combined U.S. Income Tax Return, except as is required by applicable Law.
          Section 4.3 Amended Tax Returns.
          (a) Notwithstanding Sections 2.1 and 2.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Tax Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner (x) consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or required by applicable Law; (y) consistent with (and the Parties and their Affiliates shall not take any position inconsistent with) the IRS Ruling, the Tax Representation Letters, and the Tax Opinions; and (z) consistent with any ITT Combined U.S. Income Tax Returns; and (ii) if such amended Tax Return could result in one or more other Parties becoming responsible for a payment of Taxes pursuant to Article III or a payment to a Party pursuant to Article IX, such amended Tax Return shall be permitted only if the consent of such other Parties is obtained. The consent of such other Parties shall not be withheld unreasonably and shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article IX.
          (b) A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.
          (c) A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.
ARTICLE V
DISTRIBUTION TAXES
          Section 5.1 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:
          (a) No Fault. If such Distribution Taxes are not attributable to the Fault of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall be shared by the Parties in accordance with their Distribution Sharing Percentages. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Section 9.3 (including for purposes of determining the ITT Federal Income Tax Audit Amount or ITT U.S. State Income Tax Audit Amount).
          (b) Fault. If such Distribution Taxes are attributable to the Fault of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault. If more than one Party is at Fault, the responsibility for the Distribution Taxes shall be allocated equally among all of the Parties at Fault. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Article III or Section 9.3 (including for purposes of determining the ITT Federal Income Tax Audit Amount or ITT U.S. State Income Tax Audit Amount).
          Section 5.2 Definition of Fault. For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault”) of a Party if such Distribution Taxes are directly attributable to, or result from:
          (a) any act, or failure or omission to act, by such Party or any of such Party’s Affiliates following the Distributions that results in one or more Parties (or any of their

Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver in accordance with Section 5.3, or (ii) occurs during or after the Restricted Period, or
          (b) the direct or indirect acquisition of all or a portion of the stock of such Party or of any of the Section 355 Entities (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance of stock by such Party or any of its Affiliates.
          Section 5.3 Limits on Proposed Acquisition Transactions and Other Transactions During Restricted Period. During the Restricted Period, no Party shall:
          (a) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to any of the Section 355 Entities;
          (b) merge or consolidate with any other Person or liquidate or partially liquidate; or approve or allow any merger, consolidation, liquidation, or partial liquidation of any of the Section 355 Entities or the ATOB Entities;
          (c) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of any Active Business;
          (d) approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the ATOB Entities;
          (e) sell or otherwise dispose of more than 35 percent (35%) of its consolidated gross or net assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of any of the Section 355 Entities (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the date of the applicable Distribution or other transaction);
          (f) amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of such Party or any of the Section 355 Entities;
          (g) purchase, directly or through any Affiliate, any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;
          (h) take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the IRS Ruling or in the Tax Representation Letters, or that is inconsistent with any rulings or opinions in the IRS Ruling or any Tax Opinion; or

          (i) take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 5.3) would be reasonably likely to jeopardize Tax-Free Status;
provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (g) if, prior to taking any such actions: (1) such Requesting Party or ITT shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (2) such Requesting Party shall have received an Unqualified Tax Opinion in form and substance reasonably satisfactory to the other Parties that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from each of the other Parties that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion.
          Section 5.4 IRS Ruling, Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished by it in or with respect to the IRS Ruling, the Tax Representation Letters, or the Tax Opinions are accurate and complete as of the Effective Time. Each Party covenants that if, after the Effective Time, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Parties. The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the IRS Ruling, the Tax Representation Letters, or the Tax Opinions.
          Section 5.5 Timing of Payment of Taxes. All Distribution Taxes required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the Due Date of such Distribution Taxes. All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article V shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.
ARTICLE VI
GAIN RECOGNITION AGREEMENTS
          Section 6.1 Gain Recognition Agreement Compliance. Each Party and its Affiliates shall take any action reasonably necessary to prevent the transactions that are part of the Plan of Separation from constituting “triggering events” with respect to the GRAs listed in Schedule 6.1 or any related new or amended GRAs (including amending existing GRAs or entering into new GRAs as well as complying with any related requirements).

          Section 6.2 Gain Recognition Agreement Taxes. In the event that any Taxes become due and payable to a Taxing Authority with respect to the GRAs listed in Schedule 6.1 or any related new or amended GRAs, then, notwithstanding anything to the contrary in this Agreement:
          (a) Non-Compliance. If such Taxes are attributable to one or more Parties’ or any of their Affiliates’ failure to comply with Section 6.1, the responsibility for such Taxes shall reside with such Party or Parties. If more than one Party or any of its Affiliates has failed to comply to with Section 6.1, the responsibility for such Taxes shall be allocated equally among all such Parties. Notwithstanding anything to the contrary in this Agreement, such Taxes shall not be subject to Article III or Section 9.3 (including for purposes of determining the ITT Federal Income Tax Audit Amount or ITT U.S. State Income Tax Audit Amount).
          (b) Post-Distribution Actions. If such Taxes are not covered by Section 6.2(a) and are attributable to any action of a Party or any of its Affiliates after the Distributions, the responsibility for such Taxes shall reside with such Party. Notwithstanding anything to the contrary in this Agreement, such Taxes shall not be subject to Article III or Section 9.3 (including for purposes of determining the ITT Federal Income Tax Audit Amount or ITT U.S. State Income Tax Audit Amount).
          Section 6.3 Timing of Payment of Taxes. All Taxes subject to Section 6.2 required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party (including obligations arising under Article VII) pursuant to this Article VI shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VIII.
ARTICLE VII
INDEMNIFICATION
          Section 7.1 Indemnification Obligations of ITT. ITT shall indemnify Water and Defense and hold them harmless from and against (without duplication):
          (a) all Taxes and other amounts for which the ITT Group is responsible under this Agreement; and
          (b) all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of ITT under this Agreement.
          Section 7.2 Indemnification Obligations of Water. Water shall indemnify ITT and Defense and hold them harmless from and against (without duplication):
          (a) all Taxes and other amounts for which the Water Group is responsible under this Agreement; and
          (b) all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of Water under this Agreement.

          Section 7.3 Indemnification Obligations of Defense. Defense shall indemnify ITT and Water and hold them harmless from and against (without duplication):
          (a) all Taxes and other amounts for which the Defense Group is responsible under this Agreement; and
          (b) all Taxes and Losses attributable to a breach of any representation, covenant or obligation of Defense under this Agreement.
ARTICLE VIII
PAYMENTS
          Section 8.1 Payments.
          (a) General. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due. If the Indemnifying Party fails to make a payment to the Indemnified Party within the time period set forth in this Section 8.1 or as otherwise provided in this Agreement, such Indemnifying Party shall pay to the Indemnified Party interest that accrues (at a rate equal to LIBOR) on the amount of such payment from the time that such payment was due to the Indemnified Party until the date that payment is actually made to the Indemnified Party; provided, however, that this provision for interest shall not be construed to give the Indemnifying Party the right to defer payment beyond the due date hereunder.
          (b) Right of Setoff. It is expressly understood that an Indemnifying Party is hereby authorized to set off and apply any and all amounts required to be paid to an Indemnified Party pursuant to this Section 8.1 against any and all of the obligations of the Indemnified Party to the Indemnifying Party arising under Section 8.1 of this Agreement that are then either due and payable or past due, irrespective of whether such Indemnifying Party has made any demand for payment with respect to such obligations.
          Section 8.2 Treatment of Payments made Pursuant to Tax Matters Agreement. Unless otherwise required by a Final Determination or this Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment (other than payments of interest pursuant to Section 8.1(a)) made pursuant to this Agreement by:
          (a) a Spinco Party to ITT shall be treated for all Tax purposes as a distribution by such Spinco Party to ITT with respect to stock of the Spinco Party occurring after the Spinco Party is directly owned by ITT and immediately before the applicable Distribution;
          (b) ITT to either of the Spinco Parties shall be treated for all Tax purposes as a tax-free contribution by ITT to the appropriate Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by ITT and immediately before the applicable Distribution;

          (c) a Spinco Party to another Spinco Party shall be treated for all Tax purposes as a distribution by the first Spinco Party to ITT with respect to stock of that Spinco Party occurring after the Spinco Party is directly owned by ITT and immediately before the applicable Distribution followed by a tax-free contribution by ITT to the recipient Spinco Party with respect to its stock occurring after the Spinco Party is directly owned by ITT and immediately before the applicable Distribution; and
          (d) in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.
          Section 8.3 Payments Net of Tax Benefit Actually Realized and Tax Cost. All amounts required to be paid by one Party to another pursuant to this Agreement or the Distribution Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Subsidiaries in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment (other than payments of interest pursuant to Section 8.1(a) or Section 11.11 of the Distribution Agreement) results in taxable income to the Indemnified Party or its Subsidiaries, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Subsidiaries shall have realized the same net amount it would have realized had the payment not resulted in taxable income.
ARTICLE IX
AUDITS
          Section 9.1 Notice. Within fifteen (15) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority (reduced to five (5) Business Days for written notices received from a state or local Taxing Authority) of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Parties of such receipt and send such notice to the other Parties via overnight mail. The failure of one Party to notify the other Parties of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.
          Section 9.2 Audits.
          (a) Determination of Administering Party.
               (i) Subject to Sections 9.2(b) and 9.2(c), ITT and its Subsidiaries shall administer and control all ITT Federal Income Tax Audits, ITT U.S. State Income Tax Audits, and ITT Non-U.S. Income Tax Audits.
               (ii) Audits of Water Separate U.S. Income Tax Returns, Defense Separate U.S. Income Tax Returns, Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns (other than ITT Non-U.S. Income Tax Returns), and Non-Income Tax Returns shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits. Such Audits shall not be subject to Sections 9.2(b) and 9.2(c).
          (b) Administration and Control; Cooperation.
               (i) Subject to Sections 9.2(b)(ii) and 9.2(c), the Audit Management Party shall have absolute authority to make all decisions (determined in its sole discretion) with respect to the administration and control of such Audit, including the selection of all external advisors. In that regard, the Audit Management Party (a) may in its sole discretion settle or otherwise determine not to continue to contest any issue related to such Audit without the consent of the other Parties, and (b) shall, as soon as reasonably practicable and prior to settlement of an issue that could cause one or more other Parties to become responsible for Taxes under Section 9.3, notify the Audit Representatives of such other Parties of such settlement. The other Parties shall (and shall cause their Affiliates to) undertake all actions and execute all documents (including an extension of the applicable statute of limitations) that are determined in the sole discretion of the Audit Management Party to be necessary to effectuate such administration and control. The Parties shall act in good faith and use their reasonable best efforts to cooperate fully with each other Party (and their Affiliates) in connection with such Audit and shall provide or cause their Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Audit in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Audit.
               (ii) In the case of any Audit in respect of Distribution Taxes for which a Party could be liable pursuant to Section 5.1(b) or Taxes for which a Party could be liable pursuant to Section 6.2, such Party shall have the right to administer and control such Audit (and shall have any rights, and be subject to any limitations or obligations, set forth in Section 9.2 applicable to the Audit Management Party); provided, however, that such Audit Management Party shall not settle such Audit without the prior written consent of any other Party if such settlement could have a material adverse impact on such Party or any of its Affiliates. In event more than one Party would be liable under Section 5.1(b) or Section 6.2, such Parties shall each have the right to jointly act as Audit Management Party with respect to such Audit in accordance with this Section 9.2(b)(ii), and such Parties may agree upon additional terms to govern such joint responsibility.
          (c) Participation Rights of Parties and Information Sharing with respect to Audits.
               (i) Each Party that would be responsible under Section 9.3 for Taxes resulting from an Audit (other than the Audit Management Party) (a “Participating Party”) shall have limited participation rights as set forth in this Section 9.2(c) with respect to such Audit. Upon the reasonable request of a Participating Party, the Audit Management Party shall make available relevant personnel and external advisors to meet with the Participating Party and its independent auditor in order to review the status of the Audits. The Participating Parties shall provide the Audit Management Party with reasonable notice of such requested meetings or information.

               (ii) Each Participating Party shall have access to any written documentation in the possession of the Audit Management Party that pertains to the Audit (including any written summaries of issues that the Audit Management Party has developed in the context of evaluating the financial reporting of the Audit); provided, however, that if documentation was prepared solely by or on behalf of a Party, then the documentation must relate to the joint defense of the Audit. Copies of the documentation will be made available to the Participating Parties at their sole cost and expense.
               (iii) The Participating Parties are encouraged to provide consultation to the Audit Management Party in regards to Audit strategy and shall, upon request of the Audit Management Party, provide such consultation. The Participating Party may elect to employ separate counsel to advise the Participating Party as additional counsel in or in connection with an Audit, but in that event, the fees and expenses of the separate counsel shall be paid solely by the Participating Party. The Audit Management Party shall in good faith consider all advice and other input received from the Participating Parties in connection with their consultations with respect to an Audit. However, the Audit Management Party shall retain the sole authority to make all Audit decisions. In that regard, the Participating Parties and their separate counsels shall not be allowed to participate in any Audit-related meetings other than those described in (i) or (ii) above (unless such a meeting is attended by the personnel of a Participating Party, in which case that Participating Party may attend the meeting but may not actively participate), respond directly to a Taxing Authority conducting the Audit, or in any manner control resolution of the Audit.
          (d) Sharing of Certain Audit-related Internal and External Costs and Expenses.
               (i) External Costs and Expenses. All external costs and expenses (including all costs and expenses of calculating Taxes and other amounts payable hereunder) that are incurred by the Audit Management Party with respect to any ITT Federal Income Tax Audit, ITT U.S. State Income Tax Audit, or ITT Non-U.S. Income Tax Audit (including any external costs and expenses incurred as a result of any reporting obligations that arise out of an Audit, such as the reporting of any Audit adjustments to the various U.S. states) shall (a) if incurred in 2012, be borne by the Audit Management Party to the extent such external costs and expenses do not exceed $500,000 and thereafter be shared on an equal one-third (1/3) basis by each of the Parties, (b) if incurred in 2013, be borne by the Audit Management Party to the extent such external costs and expenses do not exceed $600,000 and thereafter be shared on an equal one-third (1/3) basis by each of the Parties, (c) if incurred in 2014, be borne by the Audit Management Party to the extent such external costs and expenses do not exceed $600,000 and thereafter be shared on an equal one-third (1/3) basis by each of the Parties, and (d) if incurred after 2014, be shared on an equal one-third (1/3) basis by each of the Parties; provided, however, that any external costs and expenses incurred by any Party in respect of an Audit in respect of Distribution Taxes for which a Party could be liable pursuant to Section 5.1(b) or Taxes for which a Party could be liable pursuant to Section 6.2 shall be borne by the Party incurring such external costs and expenses and shall not be subject to the foregoing arrangements. The Audit Management Party shall provide to the other Parties at the end of each calendar year an invoice for each other Party’s share of the external costs (along with supporting invoices received from the external service providers), and each other Party shall remit, within sixty (60) days after receipt of the invoice, payment of their share of the external costs to the Audit Management Party.
               (ii) Internal Costs and Expenses. All internal costs and expenses incurred by any Party with respect to any ITT Federal Income Tax Audit, ITT U.S. State Income Tax Audit, or ITT Non-U.S. Income Tax Audit shall be borne by such Party.
          (e) Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney, and such other documents as are reasonably requested from time to time by the Audit Management Party (or its designee).
          Section 9.3 Payment of Audit Amounts.
          (a) ITT Federal Income Tax Audits. In connection with any ITT Federal Income Tax Audit:
               (i) ITT shall pay all additional Taxes due and payable as a result of such Audit that relate to the portion of a Straddle Tax Period (as determined under Section 11.2(a)) beginning after the Distribution Date.
               (ii) To the extent that the aggregate amount of additional Taxes due and payable with respect to all ITT Federal Income Tax Audits for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)) (the “ITT Federal Income Tax Audit Amount”) does not exceed $27,100,000, ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority all additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).
               (iii) To the extent that the ITT Federal Income Tax Audit Amount exceeds $27,100,000:
1)	ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority an amount equal to the ITT Federal Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).

2)	Defense shall be liable for and shall pay or cause to be paid to ITT an amount equal to the Defense Federal Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date, as determined under Section 11.2(a) (and ITT shall pay or cause to be paid such amounts to the applicable Taxing Authority).
3)	Water shall be liable for and shall pay or cause to be paid to ITT an amount equal to the Water Federal Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date, as determined under Section 11.2(a) (and ITT shall pay or cause to be paid such amounts to the applicable Taxing Authority).
          (b) ITT U.S. State Income Tax Audits. In connection with any ITT U.S. State Income Tax Audit:
               (i) ITT shall pay all additional Taxes due and payable as a result of such Audit that relate to the portion of a Straddle Tax Period (as determined under Section 11.2(a)) beginning after the Distribution Date.
               (ii) To the extent that the aggregate amount of additional Taxes due and payable with respect to all ITT U.S. State Income Tax Audits for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)) (the “ITT U.S. State Income Tax Audit Amount”) does not exceed $8,600,000, ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority all additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).
               (iii) To the extent that the ITT U.S. State Income Tax Audit Amount exceeds $8,600,000:
1)	ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority an amount equal to the ITT U.S. State Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).

2)	Defense shall be liable for and shall pay or cause to be paid to ITT an amount equal to the Defense U.S.

State Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date, as determined under Section 11.2(a) (and ITT shall pay or cause to be paid such amounts to the applicable Taxing Authority).
3)	Water shall be liable for and shall pay or cause to be paid to ITT an amount equal to the Water U.S. State Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date, as determined under Section 11.2(a) (and ITT shall pay or cause to be paid such amounts to the applicable Taxing Authority).
          (c) ITT Non-U.S. Income Tax Audits. In connection with any ITT Non-U.S. Income Tax Audit:
               (i) ITT shall pay all additional Taxes due and payable as a result of such Audit that relate to the portion of a Straddle Tax Period (as determined under Section 11.2(a)) beginning after the Distribution Date.
               (ii) To the extent that the aggregate amount of additional Taxes due and payable with respect to all ITT Non-U.S. Income Tax Audits for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)) (the “ITT Non-U.S. Income Tax Audit Amount”) does not exceed $10,600,000, ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority all additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).
               (iii) To the extent that the ITT Non-U.S. Income Tax Audit Amount exceeds $10,600,000:
1)	ITT shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority an amount equal to the ITT Non-U.S. Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date (as determined under Section 11.2(a)).

2)	Water shall be liable for and shall pay or cause to be paid to ITT an amount equal to the Water Non-U.S. Sharing Percentage of the additional Taxes due and payable as a result of such Audit for a Pre-Distribution Tax Period or that relate to the portion of a Straddle Tax Period ending on the Distribution Date, as determined under Section 11.2(a) (and ITT shall pay or cause to be paid such amounts to the applicable Taxing Authority).
          (d) Audit True-Up Payment. If on the Audit True-Up Date the ITT Income Tax Audit Amount is below $46,300,000, then ITT shall pay or cause to be paid (i) to Water an amount equal to (a) thirty-five percent (35%) multiplied by (b) the amount of the difference between the ITT Income Tax Audit Amount and $46,300,000 and (ii) to Defense an amount equal to (a) twenty-three percent (23%) multiplied by (b) the amount of the difference between the ITT Income Tax Audit Amount and $46,300,000. Any additional Taxes in connection with an ITT Federal Income Tax Audit, ITT U.S. State Income Tax Audit, or ITT Non-U.S. Income Tax Audit that are due and payable after the Audit True-Up Date shall be subject to Section 9.3(a)(iii), Section 9.3(b)(iii), or Section 9.3(c)(iii), as the case may be.
          (e) Audits of Water Separate U.S. Income Tax Returns, Defense Separate U.S. Income Tax Returns, Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns, and Non-Income Tax Returns. In connection with any Audits of ITT Separate U.S. Income Tax Returns, Water Separate U.S. Income Tax Returns, Defense Separate U.S. Income Tax Returns, Post-Distribution Income Tax Returns, Non-U.S. Income Tax Returns (other than ITT Non-U.S. Income Tax Returns), and Non-Income Tax Returns, the Party whose Group contains the entity that is primarily liable under applicable Law for the relevant Taxes shall be liable for and shall pay or cause to be paid to the applicable Taxing Authority the amounts due and payable as a result of such Final Determination.
          (f) Payment Procedures. In connection with any Audit or the determination of the ITT Income Tax Audit Amount pursuant to Section 9.3(d) that results in an amount to be paid pursuant to Section 9.3, (b), (c), or (d), the Audit Management Party shall, within thirty (30) Business Days following a final resolution of such Audit or such determination pursuant to Section 9.3(d), submit in writing to the other Parties a preliminary determination (calculated and explained in detail reasonably sufficient to enable the Parties to fully understand the basis for such determination and to permit such Parties and their Affiliates to satisfy their financial reporting requirements) of the portion of such amount to be paid by each of the Parties pursuant to Section 9.3(a), (b), (c), or (d), as applicable. Each of the Parties and its Affiliates shall have access to all data and information necessary to calculate such amounts and the Parties and their Affiliates shall cooperate fully in the determination of such amounts. Within twenty (20) Business Days following the receipt by a Party of the information described in this Section 9.3(f), such Party shall have the right to object only to the calculation of the amount of the payment (but not the basis for the payment) by written notice to the other Parties; such written notice shall contain such disputed item or items and the basis for its objection. If no Party objects by proper written notice to the other Parties within the time period described in this Section 9.3(f), the calculation of the amounts due and owing from each Party shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.3(f). If any Party objects by proper written notice to the other Parties within such time period, the Parties shall act in good faith to resolve any such dispute as promptly as practicable in accordance with Article XIII. The Party or its Affiliate responsible for paying to the applicable Taxing Authority under applicable Law amounts owed shall make such payments to such Taxing Authority prior to the Due Date for such payments. The other Parties shall reimburse the paying Party in accordance with Article VIII for the portion of such payments for which such other Parties are liable pursuant to this Section 9.3. The time periods specified above for submitting a preliminary determination and objecting may be shortened to a time period determined by a Majority of the Parties if these Parties ascertain that such shortened time period is necessary to meet the Audit obligations of the Parties and their Affiliates.
ARTICLE X
COOPERATION AND EXCHANGE OF INFORMATION
          Section 10.1 Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement. Such cooperation shall include, without limitation:
          (a) the retention until the expiration of the applicable statute of limitations or, if later, until the expiration of all relevant Tax Attributes (in each case taking into account all waivers and extensions), and the provision upon request, of Tax Returns of the Parties and their respective Subsidiaries for periods up to and including the Distribution Date, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
          (b) the execution of any document that may be necessary or reasonably helpful in connection with any Audit of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or refund claim of the Parties or any of their respective Subsidiaries (including the signature of an officer of a Party or its Subsidiary);
          (c) the use of the Party’s reasonable best efforts to obtain any documentation and provide additional facts, insights or views as requested by another Party that may be necessary or reasonably helpful in connection with any of the foregoing (including without limitation any information contained in Tax or other financial information databases); and
          (d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books,

records, or other information that may be necessary or helpful in connection with any Tax Returns of any of the Parties or their Affiliates.
     Each Party shall make its and its Subsidiaries’ employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters. Except for costs and expenses otherwise allocated among the Parties pursuant to this Agreement, including costs incurred under Article II and Article IX, no reimbursement shall be made for costs and expenses incurred by the Parties as a result of cooperating pursuant to this Section 10.1.
     Water and Defense shall have the right to access, retrieve, and utilize any and all Tax data and information as it relates to members of the Water Group and Defense Group, respectively, from ITT’s existing Tax data and information systems until the time each establishes its own Tax data and information systems.
          Section 10.2 Retention of Records. Subject to Section 10.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities), such Party shall or shall cause written notice to the other Parties describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Parties may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) day period.
ARTICLE XI
ALLOCATION OF TAX ATTRIBUTES
AND OTHER TAX MATTERS
          Section 11.1 Allocation of Tax Attributes. ITT shall in good faith advise each Spinco in writing of the portion, if any, of any Tax Attributes, earnings and profits, or other consolidated, combined or unitary attribute that ITT determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; and (c) consistent with the IRS Ruling, the Tax Representation Letters, and the Tax Opinions. ITT agrees to provide the other Parties with all of the information supporting the Tax Attribute and other determinations made by ITT pursuant to this Section 11.1.
          Section 11.2 Allocation of Tax Items.
          (a) All determinations for purposes of Section 4.1 and Section 9.3 regarding the allocation of Tax items (other than Tax items arising after the Distribution Date outside the ordinary course of business) between the portion of a Straddle Tax Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method unless the Parties unanimously agree otherwise. Any such allocation of Tax items shall initially be made by ITT. To the extent that Defense or Water disagrees with such determination, the dispute shall be resolved pursuant to the provisions of Article XIII. For purposes of preparing any Income Tax Returns for the year of the Distributions that require an allocation of Tax items between a Pre-Distribution Tax Period and a Post-Distribution Tax Period, Tax items shall be allocated based on a closing of the books method unless the Parties unanimously agree otherwise.
          (b) Notwithstanding anything to the contrary in this Agreement, if any Party or any of its Affiliates is responsible for and pays any amount after the Distribution Date but on or before September 15, 2012 (the “Paying Party”) that gives rise to a Tax Benefit Actually Realized for another Party or any of its Affiliates (the “Claiming Party”), then the Claiming Party shall be required to promptly pay to the Paying Party an amount equal to such Tax Benefit Actually Realized (a “Post-Distribution Payment Tax Benefit”). Such payment shall only be required to be paid with respect to a given item if and when the Tax Benefit Actually Realized attributable to such item exceeds $10,000,000 in the aggregate, provided that an amount equal to the entire Tax Benefit Actually Realized (and not merely the excess over $10,000,000) shall be required to be paid in such event. Subsequent payments shall be made between the Parties if necessary to reflect any subsequent increase or decrease in the amount of the Post-Distribution Payment Tax Benefit realized by the Claiming Party. The Paying Party and the Claiming Party agree to consult with each other regarding the determination and calculation of any Post-Distribution Payment Tax Benefit. In the event such Parties are unable to agree on the amount of any Post-Distribution Payment Tax Benefit, then any disputed issues shall be submitted to an independent Big Four Accounting Firm for a final binding resolution. The fees and expenses of such Big Four Accounting Firm shall be shared equally between the Paying Party and the Claiming Party.
ARTICLE XII
DEFAULTED AMOUNTS
          Section 12.1 General. In the event that one or more Parties defaults on its obligation to pay Distribution Taxes for which it is liable pursuant to Article V to another Party, then each non-defaulting Party shall be required to pay an equal portion of such Distribution Taxes to such other Party; provided, however, that no payment obligation shall exist under this Section 12.1 with respect to Distribution Taxes that are attributable to the Fault of one or more Parties; provided, further, that any payment of Distribution Taxes by a non-defaulting Party pursuant to this Section 12.1 shall in no way release the defaulting Party from its obligations to pay such Distribution Taxes and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party; provided, further, that interest shall accrue on any such payment by a non-defaulting Party at a rate per annum equal to the then applicable LIBOR. In connection with the foregoing, it is expressly understood that any defaulting Party’s rights to any amounts to be received by such defaulting Party hereunder may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party to pay the Distribution Taxes that are borne by the non-defaulting Parties; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party or Parties.

          Section 12.2 Subsidiary Funding. Without limitation of the Parties’ rights and obligations otherwise set forth in this Agreement and provided that no other Party has defaulted on any of its obligations pursuant to this Agreement, each Party agrees to provide or cause to be provided such funding as is necessary to ensure that its respective Subsidiaries are able to satisfy their respective Tax liabilities to a Taxing Authority that arise as a result of a Final Determination under Section 9.3 of this Agreement, including any such Tax liabilities that, upon default by a Party’s Subsidiary, may result in another Party’s Subsidiary paying or being required to pay the defaulted Tax liabilities to a Taxing Authority.
ARTICLE XIII
DISPUTE RESOLUTION
          Section 13.1 Resolution in Accordance with Distribution Agreement. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (“Dispute”), such Dispute shall be subject to the provisions of Article IX of the Distribution Agreement.
ARTICLE XIV
MISCELLANEOUS
          Section 14.1 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.
          Section 14.2 Survival. Except as otherwise contemplated by this Agreement or the Distribution Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
          Section 14.3 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.3):

To ITT:
ITT Corporation
1133 Westchester Avenue, Suite 3000
White Plains, NY 10604
Attn: General Counsel
Facsimile: (914) 696-2970
To Water:
Xylem Inc.
1133 Westchester Avenue, Suite 2000
White Plains, NY 10604
Attn: General Counsel
Facsimile: [•]
To Defense:
Exelis Inc.
1650 Tysons Boulevard, Suite 1700
McLean, VA 22102
Attn: General Counsel
Facsimile: [•]
          Section 14.4 Waivers. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
          Section 14.5 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties to this Agreement.
          Section 14.6 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
          Section 14.7 Termination and Amendment. This Agreement (including indemnification obligations hereunder) may be terminated, modified or amended and each Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of ITT without the approval of Water or Defense or the shareholders of ITT. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized representative of each of ITT, Water, and Defense.
          Section 14.8 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).
          Section 14.9 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
          Section 14.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
          Section 14.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          Section 14.12 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          Section 14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York; provided that the Indiana Business Corporation Law, including the provisions thereof governing the fiduciary duties of directors of a Indiana corporation, shall govern, as applicable, the internal affairs of ITT, Exelis and Xylem, as the case may be.
          Section 14.14 Consent to Jurisdiction. Subject to the provisions of Article XIII, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action, or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article XIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit, or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14.14. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 14.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.15.
          Section 14.16 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Distribution Agreement). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
          Section 14.17 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          Section 14.18 Changes in Law.
          (a) Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.
          (b) If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          Section 14.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          Section 14.20 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any of the Parties or their respective Subsidiaries, on the one hand, and any other Party or its respective Subsidiaries, on the other hand (other than this Agreement or in any other Ancillary Agreement), shall be or shall have been terminated as of the Distribution Date and, after the Distribution Date, none of such Parties (or their Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.
          Section 14.21 Exclusivity. Except as specifically set forth in the Distribution Agreement or any other Ancillary Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement, the Distribution Agreement or any Ancillary Agreement with respect to such matters, this Agreement shall govern and control.
          Section 14.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
          Section 14.23 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

ITT CORPORATION

Name:
Title:

XYLEM INC.

Name:
Title:

EXELIS INC.

Name:
Title:

Schedules to the
TAX MATTERS AGREEMENT
by and among
ITT CORPORATION,
XYLEM INC.,
and
EXELIS INC.
Dated as of      , 2011

Schedule 1.1(6)
List of ATOB Entities
1.	ITT Italia Srl

2.	ITT Water & Wastewater AB

3.	ITT Defence Ltd.

4.	Goulds Pumps (Philippines), Inc.

5.	Goulds Pumps, Inc.

6.	Evolutionary Concepts, Inc.

7.	ITT Enidine, Inc.

Schedule 1.1(27)
List of Distributions

Equity Distributed	Distributing Entity	Distributee(s)
Common stock and convertible preferred equity certificates of Remainco International Sàrl	ITT Industries Sàrl	ITT International Sàrl

Common stock and convertible preferred equity certificates of Missions Systems International Sàrl	ITT Industries Sàrl	ITT International Sàrl

Common stock and convertible preferred equity certificates of Remainco International Sàrl	ITT International Sàrl	ITT Water Technology Delaware, Inc.

Common stock and convertible preferred equity certificates of Missions Systems International Sàrl	ITT International Sàrl	ITT Water Technology Delaware, Inc.

Common stock of ITT International Holdings, Inc.	ITT Water Technology Delaware, Inc.	ITT Industries Holdings, Inc.

Common stock of ITT Water Technology Delaware, Inc.	ITT Industries Holdings, Inc.	ITT Corporation

Common stock of Exelis Inc.	ITT Water Technology Delaware, Inc.	ITT Corporation

Common stock of Xylem Inc.	ITT Corporation	ITT Corporation shareholders

Common stock of Exelis Inc.	ITT Corporation	ITT Corporation shareholders

Common stock of Water Technology Philippines Holding, Inc.	Goulds Pumps, Inc.	GP Holding Company, Inc.

Common stock of Water Technology Philippines Holding, Inc.	GP Holding Company, Inc.	ITT Corporation

Common stock of Evolutionary Concepts, Inc.	International Motion Control, Inc.	ITT Corporation

Schedule 1.1(88)
List of Section 355 Entities
1.	ITT Corporation

2.	Xylem Inc.

3.	Exelis Inc.

4.	Remainco International Sàrl

5.	Missions Systems International Sàrl

6.	ITT Industries Sàrl

7.	ITT International Sàrl

8.	ITT International Holdings, Inc.

9.	ITT Water Technology Delaware, Inc.

10.	ITT Industries Holdings, Inc.

11.	Water Technology Philippines Holding, Inc.

12.	Goulds Pumps, Inc.

13.	GP Holding Company, Inc.

14.	Evolutionary Concepts, Inc.

15.	International Motion Control, Inc.

Schedule 6.1
List of GRAs

Name of Transferred
Date of Transfer	Name of Transferor	Name of Transferee	Entity
January 5, 2009	ITT Corporation	ITT International Sàrl	ITT Canada Company

January 7, 2009, and December 21, 2009	ITT Water Technology Delaware, Inc.	ITT International Sàrl	ITT Industries Sàrl

July 23, 2009	ITT Water Technology Delaware, Inc.	ITT Germany GmbH	BVE Controls GmbH

July 23, 2009	ITT Water Technology Delaware, Inc.	ITT Germany GmbH	Enidine Trading Company GmbH (later merged with BVE Controls GmbH)

July 23, 2009	ITT Water Technology Delaware, Inc.	ITT Germany GmbH	ITT Control Technologies GmbH (f/k/a Cleveland Motion Controls GmbH)

July 30, 2009	ITT Water Technology Delaware, Inc.	ITT International Sàrl	ITT Germany GmbH (f/k/a Enidine GmbH)

December 12, 2010	Nova Analytics Corporation	ITT International Sàrl	ITT Analytics Deutschland GmbH